LETTER AGREEMENT

AMG Trilogy Emerging Wealth Equity Fund

Subadvisory Agreement

October 1, 2016

Trilogy Global Advisors, LP

1140 Avenue of the Americas, 18th Floor

New York, New York 10036

Attn: Legal and Compliance Department

Re:	Subadvisory Agreement between AMG Funds LLC (the “Adviser”) and Trilogy Global Advisors, LP (the “Subadvisor”), dated as of March 15, 2015, and as amended from time to time (the “Subadvisory Agreement”)

Ladies and Gentlemen:

Pursuant to Section 8 of the Subadvisory Agreement, the Adviser hereby notifies you that Schedule A to the Subadvisory Agreement is amended, effective as of the date hereof, to reflect a revised subadvisory fee (the “New Subadvisory Fee”) that has been agreed to by the Adviser and the Subadvisor with respect to AMG Trilogy Emerging Wealth Equity Fund, a series of AMG Funds (the “Trust”). Attached as Appendix A is an amended and restated Schedule A to the Subadvisory Agreement setting forth the annual fee that the Adviser will pay the Subadvisor pursuant to Section 3 of the Subadvisory Agreement.

Please acknowledge your agreement to the New Subadvisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds LLC

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

Trilogy Global Advisors, LP

By:
Name:
Title:
Date:

ACKNOWLEDGED AND AGREED TO WITH RESPECT TO THE TRUST’S OBLIGATIONS UNDER THE SUBADVISORY AGREEMENT

AMG Funds

By:
Name:
Title:
Date:

Appendix A

AMENDED AND RESTATED

SCHEDULE A

AMG Trilogy Emerging Wealth Equity Fund

The Adviser shall pay to the Subadvisor an annual gross investment Subadvisory fee equal to [ ]% per annum of the average daily net assets of AMG Trilogy Emerging Wealth Equity Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

The Adviser agrees that, during any period in which the Subadvisor has voluntarily waived all or a portion of the Subadvisory fee hereunder, if requested by the Subadvisor, the Adviser will waive an equal amount (or such lesser amount as the Subadvisor may request) of the advisory fee payable by the Trust to the Adviser with respect to AMG Trilogy Emerging Wealth Equity Fund under the Advisory Agreement.

The Adviser agrees that, in addition to any amounts otherwise payable to the Subadvisor with respect to AMG Trilogy Emerging Wealth Equity Fund hereunder, the Adviser shall pay the Subadvisor all amounts previously waived by the Subadvisor with respect to AMG Trilogy Emerging Wealth Equity Fund to the extent that such amounts are subsequently paid by the Trust to the Adviser under the Advisory Agreement.

The Subadvisor agrees that, during any period in which the Adviser has agreed to pay or reimburse the Trust for expenses of AMG Trilogy Emerging Wealth Equity Fund, if requested by the Adviser, the Subadvisor shall pay or reimburse the Trust for the entire amount of all such expenses of AMG Trilogy Emerging Wealth Equity Fund (or such lesser amount as the Adviser may request). The Adviser agrees that, in addition to any amounts otherwise payable to the Subadvisor with respect to AMG Trilogy Emerging Wealth Equity Fund hereunder, the Adviser shall pay the Subadvisor all amounts previously paid or reimbursed by the Subadvisor with respect to AMG Trilogy Emerging Wealth Equity Fund to the extent that such amounts are subsequently paid by the Trust to the Adviser under the Advisory Agreement.